VAALCO ENERGY RECEIVES CONTINUED LISTING STANDARD NOTICE FROM NYSE

HOUSTON – AUGUST 12, 2016 – VAALCO Energy, Inc. (NYSE: EGY) announced today that it had received notification on August 9, 2016, from the New York Stock Exchange (“NYSE”) that the price of the Company’s common stock has fallen below the NYSE’s continued listing standard.  The NYSE requires that the average closing price of a listed company’s common stock not be less than $1.00 per share for a period of over 30 consecutive trading days.

Under NYSE rules, the Company can avoid delisting if, during the six month period following receipt of the NYSE notice and on the last trading day of any calendar month, the Company’s common stock price per share and 30 trading-day average share price is at least $1.00.  During this period, the Company’s common stock will continue to be traded on the NYSE, subject to compliance with other continued listing requirements.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

The Company will be notifying the NYSE of its intent to regain compliance with the NYSE continued listing standards within the six-month period.    The Company is committed to working with the NYSE to regain compliance and maintain the listing of its common stock.

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Equatorial Guinea and Angola in West Africa.

Investor Contact

Al Petrie

Investor Relations Coordinator

713-543-3422